Exhibit 10.1

Branch Purchase and Assumption Agreement

by and among

River Valley Financial Bank

and

The New Washington State Bank

March 3, 2010

i

ii

Exhibit A	Contracts
Exhibit A(1)	Excluded Deposits
Exhibit B	Fixed Assets
Exhibit C	Prepaid Expenses
Exhibit D	Real Estate
Exhibit 2.02(a)	Assignment and Assumption Agreement
Exhibit 3.01(a)	Form of Corporate Warranty Deed
Exhibit 3.01(b)	Form of Vendor’s Affidavit
Exhibit 3.02(a)	Bill of Sale and Assignment
Exhibit 3.07	Retirement Account Transfer Agreement
Exhibit 5.05(b)	Deposits

iii

Branch Purchase And Assumption Agreement

This Branch Purchase and Assumption Agreement (“Agreement”) is made and entered into as of this 3rd day of March, 2010, by and among The New Washington State Bank (“Seller”), an Indiana commercial bank having its home office in New Washington, Indiana, and River Valley Financial Bank (“Buyer”), a federal savings bank having its home office in Madison, Indiana.

RECITALS

WHEREAS, the Seller owns and operates a banking office located at 2675 Charlestown Road, New Albany, Indiana (the “Branch Office”);

WHEREAS, Buyer desires to acquire certain assets and assume certain liabilities of Seller associated with the Branch Office, and Seller desires to transfer to Buyer such assets and liabilities, all as described in more detail below; and

WHEREAS, Buyer desires to operate the Branch Office of Seller as a branch of Buyer;

NOW THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained, the parties, intending to be bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions.  In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms have the definitions indicated:

“Accrued Interest” on Deposits means interest that is accrued but unposted through the close of business on the Closing Date.

“ACH Items” means automated clearing house debits and credits including social security payments, federal recurring payments, and other payments debited and/or credited to or from Deposit accounts pursuant to arrangements between the owner of the account and third party initiating the credits or debits.

“Affiliate” of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by, or under common control with that party.

“APY” means Annual Percentage Yield as defined in Regulation DD, i.e., the total interest earned on a deposit, based on the interest rate and the frequency of compounding for a 365 day period, and expressed as a percentage.

“APYE” means Annual Percentage Yield Earned as defined in Regulation DD.

“Assets” means the Real Estate, Fixed Assets, the Contracts, the Cash on Hand, the Records, the Safe Deposit Boxes, the Prepaid Expenses, and the Telephone Numbers.

“Branch Office” means the branch office of Seller located at 2675 Charlestown Road, New Albany, Indiana 47150.

“Business Day” shall mean any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a federal or Indiana state holiday generally recognized by Indiana commercial banks.

“Cash on Hand” means all petty cash, vault cash, and teller cash located at the Branch Office.

“Closing” and “Closing Date” shall have the meanings assigned to them in Section 4.01 of the Agreement.

“Contracts” means the service and maintenance agreements and the other agreements, licenses and permits to which Seller is a party (including contracts relating to the Safe Deposit Boxes) listed on Exhibit A hereto.

“Deposit or Deposits” means a deposit or deposits as defined in Section 3(l)(1) of the Federal Deposit Insurance Act (“FDIA”) as amended, 12 U.S.C. Section 1813(l)(1), including without limitation the aggregate balances of all savings accounts with positive balances domiciled at the Branch Office, including accounts accessible by negotiable orders of withdrawal (“NOW” accounts), other demand instruments, Retirement Accounts, and all other accounts and deposits, together with Accrued Interest thereon, if any; provided, however, that Deposit or Deposits shall not include the deposit accounts listed on Exhibit A(1).

“DFI” means the Indiana Department of Financial Institutions.

“Encumbrances” means all mortgages, claims, charges, liens, encumbrances, easements, restrictions, options, pledges, calls, commitments, security interests, conditional sales agreements, title retention agreements, leases, and other restrictions of any kind whatsoever.

“Environmental Laws” are defined in Section 5.09(a).

“Excluded Assets” are defined in Section 2.01(b).

“Excluded Liabilities” are defined in Section 2.02(b).

“FDIC” means the Federal Deposit Insurance Corporation.

“Fed Funds Rate” means the rate for that day set forth opposite the caption “Federal Fund (Effective)” in the daily statistical release designated as “Composite 3:30 p.m. Quotations for U.S. Government Securities,” or any successor publication, published by the Federal Reserve Bank of New York.

“Fixed Assets” means all furniture, equipment, trade fixtures, ATMs, office supplies,  and all other tangible personal property owned or leased by Seller, located in or upon the Branch Office or used in the Seller’s Branch Office business, and described on Exhibit B hereto, which includes the depreciated book value of those Fixed Assets as of December 31, 2009.

“GAAP” means generally accepted accounting principles consistently applied by Seller.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“IRA” means Individual Retirement Account.

“IRS” means Internal Revenue Service.

“Liabilities” means the liabilities defined in Section 2.02 hereof.

“Prepaid Expenses” means the prepaid expenses relating to the Branch Office, recorded or reflected on the books of Seller at the close of business on the Closing Date (including, without limitation, prepaid FDIC deposit premiums relating to the Deposits but excluding any prepaid insurance and prepaid expenses related to obligations not be assumed by Buyer) listed or described on Exhibit C hereto.

“Purchase Price” is defined in Section 2.01(c) hereof.

“Real Estate” means the real estate, buildings and fixtures owned by the Seller as of the date hereof described in Exhibit D attached hereto, upon and at which is located the Branch Office.

“Records” means (i) all open records and original documents, located at the Branch Office or in centralized servicing areas pertaining to the Safe Deposit Boxes or the Deposits, all of which shall comply with all applicable laws, regulations, rules, and business practices with respect to the Safe Deposit Boxes and the Deposits acquired from Seller pursuant to this Agreement; and (ii) an account history of all accounts related to Deposits, Cash on Hand, and Safe Deposit Boxes. Records includes but is not limited to signature cards, customer cards, customer statements, legal files, pending files, all open account agreements, Retirement Account agreements, Safe Deposit Box records, and computer records.

“Recurring Debit” means payments made directly from a Deposit account to a third party on a regularly scheduled basis pursuant to arrangements between the owner of the account and the third party receiving the payments directly.

“Retirement Accounts” means any Deposit account, generally known as IRAs, Keoghs or SEPs, maintained by a customer for the stated purpose of the accumulation of funds to be drawn upon at retirement.

“Safe Deposit Boxes” means all right, title and interest of Seller in and to any safe deposit business conducted at the Branch Office as of the close of business on the Closing Date.

“Telephone Numbers” means the telephone and facsimile numbers associated with the Branch Office.

“TIN” means Taxpayer Identification Number.

“Transactions” means the purchase and transfer contemplated by Articles II and III.

ARTICLE II
TERMS OF PURCHASE

Section 2.01 Assets.

(a)           Purchase and Sale. At the Closing and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign, and transfer to Buyer and Buyer shall purchase and acquire from Seller all of Seller’s right, title, and interest in and to the Assets.

(b)           Excluded Assets.  All assets, properties and rights of Seller not expressly included in the Assets are excluded from the transactions contemplated by this Agreement (the "Excluded Assets").

(c)           Purchase Price. In consideration for the Assets acquired by Buyer and the assumption of the Liabilities by Buyer under this Agreement, Seller shall pay in cash to Buyer (the “Purchase Price”) at Closing an amount equal to the aggregate amount of the Deposits, plus Accrued Interest thereon, less the sum of (a) $575,000, (b) the amount of the accrued and unpaid real and personal property taxes relating to the Real Estate and the Assets, and (c) the face amount of the Cash on Hand.

Such payment formula shall be further adjusted in accordance with Section 2.03 hereof (the “Purchase Price Calculation”).

In the event that the preceding formula results in a positive number, the Seller will pay the positive amount to the Buyer in immediately available funds at Closing. In the event the preceding formula produces a negative number, the absolute value of such amount shall be paid by the Buyer to the Seller by wire transfer on the Closing Date, and the Seller shall have no obligation to make any payment to the Buyer.

Section 2.02 Liabilities.  Subject to the terms and conditions of this Agreement, Buyer, on the Closing Date, shall assume and agree to pay, discharge and perform when lawfully due, the following obligations debts and liabilities of Seller (the “Liabilities”):

(a)           Deposits and Contracts. Each liability for the payment and performance of Seller’s obligations on the Deposits and the Contracts in accordance with the terms of such Deposits and Contracts in effect on the Closing Date, pursuant to the form of Assignment and Assumption Agreement attached to this Agreement as Exhibit 2.02(a).

(b)           No Other Debt Obligations or Liabilities Assumed. It is understood and agreed that, except as expressly set forth in this Section 2.02, Buyer shall not assume or be liable for any of the debts, obligations, or liabilities of Seller of any kind and nature whatsoever, fixed or contingent, with respect to any period prior to or after the Closing Date (the “Excluded Liabilities”).

Section 2.03 Pro-Rated Adjustment of Income and Expenses.  All utility payments, real and personal property lease payments, and similar expenses and charges relating to the Real Estate and the Assets and all Federal Deposit Insurance Corporation (“FDIC”) premiums and assessments relating to the Deposits assumed, and any unearned income associated with the Safe Deposit Boxes shall be prorated between the parties as of the Closing Date on the basis of a 365-day year; provided, however, that all real and personal property taxes relating to the Real Estate and the Assets shall not be prorated and shall be paid by Buyer in accordance with Section 2.01(c). To the extent any such item has been prepaid by the Seller for a period extending beyond the Closing Date, there shall be a proportionate monetary adjustment in favor of the Seller provided the Buyer is permitted to assume or purchase the same for no additional consideration. All security deposits made by the Seller with respect to the Branch Office shall be reimbursed to Seller to the extent the Seller would have had a right thereto at the Closing Date. All expenses relating to the Branch Office which arise on and after the Closing Date, shall be paid by the Buyer.

Section 2.04 Adjustments.  It is understood that the books and records of the Seller may not be complete as of the Closing Date and that the exact amount or amounts comprising the Purchase Price may not have been included therein as of the Closing Date because items were not posted on the Closing Date, or for other reasons complete information with respect to such items was not otherwise available. The Purchase Price to be paid at Closing will be calculated as accurately as possible at the Closing Date based on the information then available. Within 14 days after the Closing Date, the Seller and the Buyer shall prepare a final closing statement setting forth the payment required pursuant to Section 2.01(c) of this Agreement based on the complete information which should be available and the final posting of items which shall have occurred by such date. Each party shall provide the other party full access to its books and records to enable the other party to verify the final calculation of the Purchase Price. Within 10 days after agreement by Buyer and Seller as to this final closing statement, the Buyer shall pay to the Seller or the Seller shall pay to the Buyer, as appropriate, the difference between the amount paid on the Closing Date and the amount required to be paid pursuant to the final closing statement, with interest thereon from the Closing Date to the date of payment at the Fed Funds Rate.

ARTICLE III
TRANSFER OF ASSETS

Subject to the terms and conditions of this Agreement, on and as of the Closing Date, Seller shall assign, transfer, convey and deliver to Buyer the Assets as described in Section 3.01 through Section 3.07 of this Article III.

Section 3.01 Real Estate.  All of Seller’s right, title and interest on the Closing Date in and to the Real Estate, together with all of Seller’s rights in and to all improvements thereon, and all easements associated therewith. Seller shall cause a Corporate Warranty Deed and Vendor’s Affidavit in the form of Exhibits 3.01 (a) and (b) to be delivered to Buyer on the Closing Date with respect to the Real Estate to effect such transfer. All Real Estate shall be delivered to Buyer free and clear of all Encumbrances (except taxes which are a lien but not yet payable and easements, rights-of-way, and other similar restrictions of record which do not have a material adverse effect on the value of the Real Estate).

Section 3.02  Fixed Assets.

(a)           All of Seller’s right, title, and interest in and to the Fixed Assets free and clear of all Encumbrances other than the rights of lessors under leases. Seller shall cause a Bill of Sale and Assignment of such property in the form of Exhibit 3.02(a) to be delivered to Buyer on the Closing Date to effect such transfer.

(b)           Exhibit B sets forth the Fixed Assets, including the tangible personal property situated at the Branch Office including furniture, fixtures, equipment, and ATMs, which schedule identifies each item of such personal property with reasonable particularity, giving the net book value of such item on Seller’s books and describing any Encumbrances thereon. Seller hereby agrees that the personal property to be delivered on the Closing Date shall be substantially the same as the personal property set forth on Exhibit B, ordinary wear and tear excepted, provided, that in the event of material damage to the Fixed Assets, Seller shall have the option to repair or replace such Fixed Assets at Seller’s sole cost and expense. Seller shall assign to Buyer any manufacturer or supplier warranty covering such Fixed Assets.

Section 3.03 Cash on Hand.  All Cash on Hand at the Branch Office as of the close of business on the Closing Date, pursuant to the Bill of Sale and Assignment attached hereto as Exhibit 3.02(a).

Section 3.04 Records and Telephone Numbers.  All Records related to the Assets transferred or Liabilities assumed by Buyer hereunder and the Telephone Numbers shall be delivered and assigned to Buyer as of the close of business on the Closing Date pursuant to the Bill of Sale and Assignment attached hereto as Exhibit 3.02(a).

Section 3.05 Contracts.  All of Seller’s right, title and interest at the close of business on the Closing Date in and to the Contracts pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit 2.02(a).

Section 3.06 Prepaid Expenses.  All of Seller’s right, title and interest as of the close of business on the Closing Date in and to the Prepaid Expenses pursuant to the Bill of Sale and Assignment attached hereto as Exhibit 3.02(a).

Section 3.07 Retirement Accounts.  With regard to each Retirement Account all of the Seller’s right, title and interest in and to the related plan or trustee arrangement, and in and to all assets held by Seller pursuant thereto, pursuant to the Retirement Account Transfer Agreement attached hereto as Exhibit 3.07. Pursuant to the terms of such Retirement Account Transfer Agreement, Buyer agrees to assume all of the fiduciary relationships of Seller arising out of any Retirement Accounts assigned to Buyer pursuant to this Section 3.07, and with respect to such accounts, Buyer shall assume all of the obligations and duties of Seller as fiduciary and succeed to all such fiduciary relationships of Seller as fully and to the same extent as if Buyer had originally acquired, incurred, or entered into such fiduciary relationships. Notwithstanding anything in this Agreement to the contrary, however, Buyer will not assume or be responsible for any act or failure to act of Seller in connection with such Retirement Accounts on or prior to the Closing Date.

Section 3.08 Allocation.  The Buyer and Seller agree that the allocation of the Purchase Price will be made based on the relative fair market value of the assets and liabilities acquired, as required by Section 1060 of the Internal Revenue Code of 1986, as amended, and agree to utilize such allocation for federal income tax purposes (the “Purchase Price Allocation”). Such Purchase Price Allocation shall be mutually agreed to by Buyer and Seller prior to the Closing Date and will be consistently reflected by each party on their federal income tax returns and similar documents, including, but not limited to, Internal Revenue Service Form 8594. No party shall file any document or assert any position that conflicts or is inconsistent with such Purchase Price Allocation, and each party agrees to inform the other promptly upon receipt of any communication from (or forwarding any communication to) the Internal Revenue Service relating to Form 8594. Each party shall cooperate fully with the other in filing Form 8594.

Section 3.09 Transfer Taxes.  Buyer shall pay all transfer and conveyance taxes in connection with the transfer of the Assets to Buyer and Buyer shall pay all recording fees in connection with the transfer of the Real Estate to Buyer.

Section 3.10 Destruction of Property.  Seller will give Buyer prompt written notice of (a) any material fire or casualty on any of the Assets, and (b) any actual or threatened condemnation of all or any part of any of the Real Estate. Upon receipt of such notice, Buyer may, in its sole and exclusive discretion, within 14 days of receipt of such notice, elect either to: (x) close the Transactions, excluding the personal property or real property in question and deducting from the Purchase Price an amount equal to Seller’s financial reporting book value thereof; or (y) elect to close the Transactions, including the personal property or real property in question, in which event Seller shall (i) assign, transfer and set over unto Buyer all right, title and interest Seller has in and to any condemnation award, casualty award, insurance policy, insurance payment, or any manner of payment whatever in any way related to the condemnation or casualty, and (ii) in the event of a casualty, extend Buyer a credit against the Purchase Price in the amount of any deductible carried under any policy of insurance; provided, however, that in the event of a material fire or casualty affecting the Branch Office, Buyer may in its sole discretion, within 14 days of receipt of such notice, elect to terminate this Agreement, in which event neither party shall have any further liability or obligation to the other. For purposes hereof a “material fire or casualty” is one whose cost of repair is reasonably estimated by Buyer to be more than $25,000.

ARTICLE IV
CLOSING

Section 4.01 Closing Date.  The closing (“Closing”) under this Agreement shall be held at such time and place as shall be mutually agreeable to the parties, as promptly as practicable and no later than 15 days after the fulfillment or waiver of all the terms and conditions contained in Article IX of this Agreement.

The date on which the Closing is to be held is herein called the “Closing Date.” The Closing shall be deemed to occur at 11:59 p.m. Central Standard Time on the Closing Date, and the Branch Office will close for business at 3:00 p.m. Central Standard Time on the Closing Date.

Section 4.02 Closing Payment.  The cash amount owed to Seller by Buyer or by Buyer to Seller pursuant to Section 2.01(c) will be paid by Buyer or Seller, as applicable, by wire transfer in immediately available funds on the Closing Date.

Section 4.03 Deliveries by Seller.  At or prior to the Closing, Seller shall deliver to Buyer the documents set forth in Section 9.02(c) of this Agreement, and on the Closing Date, Seller shall deliver possession of the Assets to Buyer.

Section 4.04 Deliveries by Buyer.  At or prior to the Closing, Buyer shall deliver to Seller the documents set forth in Section 9.01(c) of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

On or prior to the date hereof, Seller has delivered to Buyer a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in this Article V or to one or more of Seller’s covenants contained in Article VII.

Seller represents and warrants to Buyer, as follows:

Section 5.01 Organization and Authority.  Seller is a commercial bank organized, validly existing, and in good standing (to the extent applicable) under the laws of the State of Indiana with full power and authority to carry on its business as now being conducted and to own and operate the properties which it owns and/or operates, including the Branch Office. The execution, delivery, and performance by Seller of this Agreement are within its corporate power and have been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by Seller and constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity.

Section 5.02 Conflicts; Consents; Defaults.  Except as may be set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the consummation of the Transactions will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance required by, any order, law, regulation, contract, instrument or commitment to which Seller is a party or by which it is bound, (ii) violate the articles of incorporation or bylaws of Seller, (iii) require any consent, approval, authorization or filing under any law, regulation, judgment, order, writ, decree, permit, license or agreement to which Seller is a party other than any required regulatory approvals of the OTS or any other Governmental Authority.

Section 5.03 Title to Real Estate.  Except as may be disclosed in the Disclosure Schedule, (i) Seller has good, marketable and insurable title to the Real Estate, free and clear of all Encumbrances (except taxes which are a lien but not yet payable and easements and rights-of-way; (ii) the Real Estate complies in all material respects with all applicable private agreements, zoning requirements and, to Seller's knowledge, other governmental laws and regulations relating thereto; and (iii) there are no condemnation proceedings pending or, to Seller's knowledge, threatened with respect to the Real Estate.

Section 5.04 Title to Assets Other Than Real Estate.  Seller is the lawful owner of and has good and marketable title to Cash on Hand, Prepaid Expenses, the Fixed Assets owned by it, and all Records, free and clear of all Encumbrances. Each item of tangible personal property included in the Seller Assets is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of Seller’s banking business and, subject to the foregoing representation, will be received by Buyer in "AS IS, WHERE IS" condition, with no warranties or guarantees by Seller as to future performance, fitness for particular purpose, merchantability or otherwise, except those related to title.

Section 5.05 Deposits.

(a)           Seller has delivered to Buyer a true and complete copy of the account forms for all Deposits offered by Seller. Except as listed in the Disclosure Schedule, all the accounts related to the Deposits are in material compliance with all applicable laws, orders and regulations and were originated in material compliance with all applicable laws, orders and regulations.

(b)           Exhibit 5.05(b) is a true and correct schedule of the Deposits prepared as of the date indicated thereon (which shall be updated through the Closing Date), listing by category and the amount of such deposits, together with the amount of Accrued Interest thereon. All Deposits are insured to the fullest extent permissible by the FDIC. Subject to the receipt of all requisite regulatory approvals, Seller has and will have at the Closing Date all rights and full authority to transfer and assign the Deposits without restriction. As of the date hereof, with respect to the Deposits:

(1)           Subject to items returned without payment in full (“Return Items”) and immaterial bookkeeping errors, all interest accrued or accruing on the Deposits has been properly credited thereto, and properly reflected on Seller’s books of account, and Seller is not in default in the payment of any thereof;

(2)           Subject to Return Items and immaterial bookkeeping errors, Seller has timely paid and performed all of its obligations and liabilities relating to the Deposits as and when the same have become due and payable;

(3)           Subject to immaterial bookkeeping errors, Seller has administered all of the Deposits in accordance with applicable fiduciary duties and good and sound financial practices and procedures, and has properly made all appropriate credits and debits thereto; and

(4)           None of the Deposits are subject to any Encumbrances or any legal restraint or other legal process, other than loans secured by the Deposits, customary court orders, levies, and garnishments affecting the depositors, all of which Encumbrances are described on Exhibit 5.05(b).

Section 5.06 Contracts.  The Disclosure Schedule lists or describes the following:

(a)           Each lease or license with respect to the Real Estate or the Fixed Assets to which Seller is a party whether as lessee or lessor or licensee or licensor;

(b)           The name, annual salary and primary department assignment as of December 31, 2009, of each employee of Seller at the Branch Office and any employment or consulting agreement or arrangement with respect to each such person; and

(c)           Final and complete copies of each document, plan or contract listed and described in the Disclosure Schedule pursuant to this Section 5.06 have been provided to Buyer.

Section 5.07 Tax Matters.  Except as set forth in the Disclosure Schedule, Seller has filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it with respect to the Assets or the Branch Office. Seller is not (a) delinquent in the payment of any such taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or threatened examination for income taxes for any year by the IRS or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding with, nor has any claim been asserted against it by, any Governmental Authority for assessment or collection of taxes. To Seller's knowledge, Seller is not the subject of any threatened action or proceeding by any Governmental Authority for assessment or collection of taxes relating to the Branch Office.

Section 5.08 Employee Matters.

(a)           Except as may be disclosed in the Disclosure Schedule, Seller has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of the Seller working at the Branch Office, and to the knowledge of the Seller, there is no present effort nor existing proposal to attempt to unionize any group of such employees of the Seller.

(b)           Except as may be disclosed in the Disclosure Schedule with respect to employees working at the Branch Office, (i) to Seller's knowledge, Seller is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and the Seller is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Seller pending or, to the knowledge of Seller, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Seller, threatened against or directly affecting Seller; and (iv) Seller has not experienced any work stoppage or other such labor difficulty during the past 5 years.

Section 5.09 Environmental Matters.

(a)           As used in this Agreement, “Environmental Laws” means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Seller has done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

(b)           Except as may be disclosed in the Disclosure Schedule, to Seller's knowledge, no activity or condition exists at or upon the Real Estate that violates any Environmental Law, and no condition has existed or event has occurred with respect to the Real Estate that, with notice or the passage of time, or both, would constitute a violation of any Environmental Law or obligate (or potentially obligate) Seller to remedy, stabilize, neutralize or otherwise alter the environmental condition of the Real Estate where the aggregate cost of such actions would be material to Seller. Except as may be disclosed in the Disclosure Schedule, to Seller's knowledge, Seller has not received any notice from any person or entity that the operation or condition of any of the Real Estate is or was in violation of any Environmental Law or that Seller is responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

Section 5.10 Litigation.  Except as set forth in the Disclosure Schedule, there is no action, suit, proceeding or investigation pending against Seller or to the best knowledge of Seller threatened against or affecting Seller, before any court or arbitrator or any governmental body, agency, or official involving a monetary claim for $25,000 or more or equitable relief (i.e., specific performance or injunctive relief) relating to the Branch Office, operations at the Branch Office, or employees working at the Branch Office. Seller is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding or investigation.

Section 5.11 Performance of Obligations.  Seller has performed in all material respects all obligations required to be performed by it to date under the Contracts and the Deposits, and Seller is not in material default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under, any such agreements or arrangements.

Section 5.12 Compliance with Law.  Seller has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business in all material respects at the Branch Office and has conducted its business at the Branch Office in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business. To Seller's knowledge, the Branch Office complies with all applicable requirements of the Americans with Disabilities Act.

Section 5.13 Brokerage.  There are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the Transactions contemplated by this Agreement payable by Seller.

Section 5.14 Records.  The Records to be delivered to Buyer under Section 2.01(a) of this Agreement are and shall be sufficient to enable Buyer to conduct a banking business with respect thereto under the same standards as Seller has heretofore conducted such business.

Section 5.15 Insurance.  The Real Estate and the Fixtures are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with banks of similar size. The Disclosure Schedule sets forth, for each material policy of insurance maintained by Seller with respect to the Branch Office the amount and type of insurance, the name of the insurer and the amount of the annual premium. All amounts due and payable under such insurance policies are fully paid, and all such insurance policies are in full force and effect.

Section 5.16 Regulatory Enforcement Matters.  Except as may be disclosed in the Disclosure Schedule, the Seller is not subject to, and has received no notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of financial institution deposits or any other governmental agency having supervisory or regulatory authority with respect to Seller.

Section 5.17 Community Reinvestment Act.  Seller received a rating of “Satisfactory” in its most recent examination or interim review with respect to the Community Reinvestment Act. Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

Section 5.18 Regulatory Approvals.  The information furnished or to be furnished by Seller for the purpose of enabling Seller or Buyer to complete and file all requisite regulatory applications is or will be true and complete as of the date so furnished. There are no facts known to the Seller which Seller has not disclosed to the Buyer in writing, which, insofar as Seller can now reasonably foresee, may have a material adverse effect on the ability of the Buyer or Seller to obtain all requisite regulatory approvals or to perform its obligations pursuant to this Agreement.

Section 5.19 Disclosure.  No representation or warranty contained in this Article V and no statement or information relating to Seller or any Assets or Liabilities contained in (i) this Agreement (including the Schedules and Exhibits hereto), or (ii) in any certificate or document furnished or to be furnished by or on behalf of Seller to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 6.01 Organization and Authority.  Buyer is a federal savings bank duly organized and validly existing under the laws of the United States of America with full power and authority to carry on its business as now being conducted and to own and operate the properties which it now owns and/or operates. The execution, delivery, and performance by Buyer of this Agreement are within Buyer’s corporate power, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity.

Section 6.02 Conflicts; Defaults.  Neither the execution and delivery of this Agreement by Buyer nor the consummation of the Transactions will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any order, law, regulation, contract, instrument or commitment to which Buyer is a party or by which Buyer is bound, (ii) violate the charter or bylaws of Buyer, (iii) require any consent, approval, authorization or filing under any law, regulation, judgment, order, writ, decree, permit or license to which Buyer is a party or by which Buyer is bound, other than any required regulatory approvals of the OTS. Buyer is not subject to any agreement or understanding with any regulatory authority which would prevent or adversely affect the consummation by Buyer of the transactions contemplated by this Agreement.

Section 6.03 Litigation.  There is no action, suit, proceeding or investigation pending against Buyer, or to the knowledge of Buyer, threatened against or affecting Buyer, before any court or arbitrator or any governmental body, agency or official which alone or in the aggregate would, if adversely determined, adversely affect the ability of Buyer to perform its obligations under this Agreement or which in any manner questions the validity of this Agreement. Buyer is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding or investigation.

Section 6.04 Regulatory Approvals.  The information furnished or to be furnished by Buyer for the purpose of enabling Seller or Buyer to complete and file all requisite regulatory applications is or will be true and complete as of the date so furnished. Except as set forth in the Disclosure Schedule, there are no facts known to the Buyer which, insofar as Buyer can now reasonably foresee, may have a material adverse effect on the ability of the Buyer or Seller to obtain all requisite regulatory approvals or to perform its obligations pursuant to this Agreement.

Section 6.05 Community Reinvestment Act.  Buyer received a rating of “Satisfactory” in its most recent examination or interim review with respect to the Community Reinvestment Act. Except as set forth in the Disclosure Schedule, Buyer has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

Section 6.06 Brokerage. There are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the Transactions contemplated by this Agreement payable by Buyer.

Section 6.07 Antitrust. Buyer has no knowledge that it will be required to divest deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any requisite regulatory approval in connection with the Transactions contemplated by this Agreement.

Section 6.08 Pro Forma Capital Requirements. Buyer is and, on a pro forma basis giving effect to the transactions, will be (a) at least "adequately capitalized", as defined for purposes of the Federal Deposit Insurance Act and the rules and regulations promulgated thereunder, and (b) in compliance with all capital requirements, standards and ratios required by each state or federal regulator with jurisdiction over Buyer, and, to Buyer’s knowledge, no such regulator is likely to, or has indicated that it will, condition any regulatory approval required in connection with the Transactions contemplated by this Agreement upon an increase in Buyer's capital or compliance with any capital requirement, standard or ratio.

Section 6.09 Disclosure.  No representation or warranty contained in this Article VI and no statement or information relating to Buyer contained in (i) this Agreement (including the Schedules and Exhibits hereto), or (ii) in any certificate or document furnished or to be furnished by or on behalf of Buyer to Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VII
COVENANTS

Section 7.01 Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of Seller and Buyer agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable and shall cooperate fully with the other party hereto to that end.

Section 7.02 Press Releases.  Each of Buyer and Seller agree that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that, in the opinion of outside counsel to such party, is required by law or regulation and as to which such party has used its best efforts to discuss with the other party in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of such party or any of its representatives that was not permitted by this Agreement).

Section 7.03 Access to Records and Information; Personnel; Customers.

(a)           Upon reasonable advance notice, Seller shall afford to the officers and authorized representatives of Buyer reasonable access during regular business hours to the offices, properties, books, contracts, commitments and records of Seller in order that Buyer, at Buyer's sole expense, may have full opportunity to make a reasonable review and investigation of the Deposits, Assets, Liabilities and the operations of the Branch Office. The officers of Seller shall furnish Buyer with such additional financial and operating data and other information relating to the assets, properties and business of Seller as Buyer shall from time to time reasonably request.  Nothing in this Section 7.03 shall be deemed to require Seller to disclose information it cannot lawfully disclose or to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing, business or strategic plans not related to the transactions contemplated by this Agreement.

(b)           Following the execution of this Agreement, Buyer may, at its own expense, be entitled to meet and communicate with, and deliver information, brochures, bulletins, press releases, and other communications to Branch Office customers of Seller concerning the Transactions and concerning the business and operations of Buyer; provided, however, that (i) Seller shall be entitled to attend any such meetings and must approve any such written communications before they are sent, which approval shall not be unreasonably withheld, and (ii) no such meetings shall occur, nor such written communications sent, until Buyer has obtained all regulatory approvals from each Governmental Authority required to approve the Transactions contemplated by this Agreement.

Section 7.04 Operation in Ordinary Course.  From the date hereof to the Closing Date, Seller shall: (a) not engage in any transaction affecting the Branch Office, the Deposits, the Liabilities, or the Assets except in the ordinary course of business, and shall operate and manage its business in the ordinary course consistent with past practices; (b) use reasonable best efforts to maintain the Branch Office in a condition substantially the same as on the date of this Agreement, reasonable wear and use excepted; and (c) use reasonable best efforts to duly maintain compliance with all laws, regulatory requirements and agreements to which it is subject or by which it is bound. Without limiting the generality of the foregoing, prior to the Closing Date, Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

(a)           fail to maintain the Fixed Assets and Real Estate in their present state of repair, order and condition, reasonable wear and tear and casualty excepted;

(b)           fail to comply, in all material respects, with all applicable laws and regulations relating to its operations;

(c)           authorize or enter into any contract or amend, modify or supplement any contract relating to or affecting its Branch Office operations or involving any of the Assets or Liabilities;

(d)           do any act which, or omit to do any act the omission of which, could cause a breach of any Contract;

(e)           undertake any actions which are inconsistent with a program to use all reasonable efforts to maintain good relations with its Branch Office employees or customers;

(f)           transfer, assign, encumber, or otherwise dispose of, or enter into any contract, agreement, or understanding to transfer, assign, encumber, or otherwise dispose of, any of the Assets except in the ordinary course of business;

(g)           invest in any Fixed Assets or improvements except for commitments previously disclosed to Buyer in writing, made on or before the date of this Agreement for replacements of furniture, furnishings and equipment, for normal maintenance and refurbishing, purchased or made in the ordinary course of business and for emergency and casualty repairs and replacements;

(h)           increase or agree to increase the salary, remuneration, or compensation of its employees or pay or agree to pay any uncommitted bonus to any Branch Office employee, except for normal merit raises consistent with past practice;

(i)           pay incentive compensation to Branch Office employees for purposes of retaining their services or maintaining Deposit levels through the Closing Date;

(j)           enter into or renew any employment agreements with Branch Office employees of Seller;

(k)           amend or modify any of its promotional, deposit account or account loan practices of the Branch Office other than amendments or modifications in the ordinary course of business or otherwise consistent with the provisions of this Agreement;

(l)           fail to maintain deposit rates substantially in accord with past standards and practices; or

(m)           change or amend its schedules or policies relating to service charges or service fees.

Section 7.05 Regulatory Applications and Third Party Consents.  As promptly as practicable after the date of this Agreement, Buyer shall file all applications, filings, notices, consents, permits, requests, or registrations required to obtain authorizations of any Governmental Authority and Buyer and Seller shall use their best efforts to obtain all consents of third parties necessary to consummate the Transactions. Each party agrees to use its reasonable best efforts to cooperate in connection with obtaining such authorizations and consents. Each party will keep the other party apprised of the status of material matters relating to completion of the Transactions. Copies of applications and correspondence with such Governmental Authorities shall be promptly provided to the other party. Each of Buyer and Seller agree, upon request, to furnish the other party with all information concerning itself and its respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of Buyer or Seller to any third party or Governmental Authority.

Section 7.06 Title Insurance and Surveys.

(a)           The Seller and the Buyer shall use their reasonable best efforts to order within 5 business days of the date hereof, with respect to the Real Estate:

(1)           a commitment for an ALTA 2006 owner’s title insurance policy for the Real Estate (each, a “Title Commitment”) issued on a date subsequent to the date hereof by a title company agreed to by the Buyer and the Seller (the “Title Insurer”), insuring the fee simple title of the Buyer in the Real Estate, including any easements appurtenant thereto, in an amount equal to Buyer’s reasonable estimated value of the Real Estate, which shall include: (i) an extended coverage endorsement guaranteeing the deletion of all general or standard exceptions customarily contained in an ALTA 2006 owners title insurance policy, (ii) an ALTA Endorsement 3.1 (Zoning Complete Structure) as amended to include parking, (iii) a tax parcel endorsement, (iv) a subdivision endorsement, and (v) such other endorsements as Buyer deems necessary and appropriate;

(2)           legible copies of all documents cited, raised as exceptions or noted in the Title Commitment or the Survey (as defined below) with respect to the Real Estate to the extent reasonably available (“Title Documents”); and

(3)           a survey for the Real Estate prepared in accordance with current ALTA/ACSM land survey standards by a registered land surveyor agreed to by the Buyer and the Seller and licensed in Indiana (the “Surveyor”), which references the 2005 requirements adopted by ALTA/ACSM and NSPS, certified as of a date subsequent to the date hereof and showing with respect to such Real Estate:  (A) the legal description; (B) Table A, Items 1 (monuments placed and set), 2 (vicinity map), 3 (flood zone designation), 4 (gross land area), 6 (setback, height and area restrictions per zoning and/or building code), 7a (exterior dimensions of all buildings at ground level), 7b (square footage of exterior footprint and gross floor area), 7c (measured height of buildings), 8 (visible improvements), 9 (parking, including the number of spaces on the subject property), 10 (indication of access), 11b (evidence of utilities per observation and plans), 13 (names of adjoining owners of platted land), 14 (distance to nearest intersecting streets), 16 (evidence of earth moving), 17 (changes to right of way) and 18 (evidence of dump site) and show them thereon (each, a “Survey”). ALTA Minimum Standard Detail Certificate certified to Buyer, the title company and Buyer’s designees. In the ALTA Certification, please ask the surveyor to make reference to Table A and specifically Items 1 (monuments placed and set), 2 (vicinity map), 3 (flood zone designation), 4 (gross land area), 6 (setback, height and area restrictions per zoning and/or building code), 7a (exterior dimensions of all bldgs. at ground level), 7b (square footage of exterior footprint and gross floor area), 7c (measured height of bldg.), 8 (visible improvements), 9 (parking), 10 (indication of access), 11b (evidence of utilities per observation and plans), 13

(names of adjoining owners of platted land), 14 (distance to nearest intersecting streets), 16 (evidence of earth moving), 17 (changes to right of way) and 18 (evidence of dump site) and show them thereon.

(b)           With respect to the Real Estate, the Buyer shall a have a period of 20 business days from its receipt of the later of the Title Commitment, Survey and Title Documents in which to review such Title Commitment, Survey and Title Documents and to deliver to the Seller, at the Buyer’s election, notice of any objections thereto with respect to matters that would materially and adversely affect the Buyer’s use, ownership of, marketability, or the market value of the Real Estate (each a “Buyer’s Objection Notice”). The Seller shall use its reasonable best efforts to promptly, but in no event later than the twentieth (20th) day after Seller’s receipt of Buyer’s Objection Notice, cure all objections relating to all Buyer’s Objection Notices and take all commercially reasonable steps required by the Title Insurer to eliminate each objection as an exception to the applicable Title Commitment. Any objection that the Title Insurer is willing to insure over on terms reasonably acceptable to Buyer is herein referred to as an “Insured Exception.”  If the objections are not cured or are not covered by an Insured Exception, the Buyer shall have the right to (A) terminate this Agreement or (B) in a writing to the Seller waive any remaining objection.

(c)           It shall be a condition to the Buyer’s obligation to close the Transactions that the Title Insurer be irrevocably committed to issue to the Buyer (1) an ALTA 2006 owner’s title insurance policy, based on each Title Commitment and including all unwaived objections, dated as of the Closing Date, with respect to each parcel of Real Estate in the amount not less than the same amount as the Title Commitment therefor, subject only to (A) taxes which are a lien but not yet payable, (B) liens, charges, encumbrances, easements, rights-of-way or other restrictions that do not adversely affect the Buyer’s use and ownership of or the marketability of the Real Estate, (C) such other matters that were disclosed in the Title Commitment and that were not objected to by Buyer, or if objected to, cured by Seller, and other matters approved in writing by the Buyer subsequent to the date of this Agreement, and (D) matters over which the Title Insurer has committed in writing to insure on terms reasonably acceptable to Buyer (each a “Title Policy”).

(d)           Buyer shall pay the costs and expenses associated with the Title Commitments, Title Documents, Title Policies, and the Surveys.

Section 7.07 Environmental Reports.  Seller shall provide Buyer copies of any environmental reports it has obtained or received with respect to the Real Estate within 5 Business Days after the date hereof. Buyer, in its discretion, within 20 days after the date hereof, shall order a phase one and/or phase two environmental report with respect to the Real Estate of Seller. Buyer shall have 15 Business Days from the receipt of any such environmental reports to notify Seller of any dissatisfaction with the contents of such reports. Should the cost of taking all remedial or other corrective actions and measures with respect to the Real Estate in the aggregate (i) required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $50,000 as reasonably estimated by an environmental expert retained for such purpose by Buyer and reasonably acceptable to Seller, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty such circumstances shall be deemed an “Environmental Problem.” Upon the occurrence of an Environmental Problem, Buyer, by giving written notice to Seller within thirty (30) days from Buyer’s discovery of the Environmental Problem, shall have the right to (A) terminate this Agreement without penalty or (B) to elect to proceed with the Transactions.  All costs of any phase one investigation and any phase two investigation or environmental report requested pursuant to this Section which does not recommend or suggest the taking of any remedial or corrective actions shall be at Buyer’s sole cost and expense. Seller agrees to pay the costs of any phase two investigation prepared or conducted at Buyer’s request pursuant to this Section which recommends or suggests the taking of remedial or corrective action. Buyer does hereby agree to restore at its cost any property for which it has undertaken an environmental investigation to the condition existing immediately prior to such investigation if the investigation does not recommend or suggest the taking of remedial or corrective action.

Section 7.08 Further Assurances.

(a)           On and after the Closing Date, Seller shall (i) give such further assistance to Buyer and shall execute, acknowledge, and deliver all such instruments and take such further action as may be necessary and appropriate effectively to vest in Buyer full, legal, and equitable title to the Assets, and (ii) use their reasonable best efforts to assist Buyer in the orderly transfer of the Assets and Deposits being acquired by Buyer.

(b)           Buyer and Seller agree to ensure an orderly transfer of all data tapes and processing information and to facilitate an electronic and systematic conversion of all applicable data regarding the Deposits effective as of the Closing Date. Seller agrees to provide:

(i)           within 15 Business Days after the date of this Agreement, (1) all information necessary to complete such conversion processing, and (2) the initial data processing pre-conversion file layout in an electronic form;

(ii)           within 15 Business Days of date of this Agreement, all data necessary to enable Buyer to calculate APY and APYE for the Deposits and otherwise to comply with Regulation DD, including rate history, back items, no books and interest calculation;

(iii)           no later than 30 days prior to the Closing Date, provide the final data processing pre-conversion file packages;

(iv)           on a day-to-day basis subsequent to the preparation of the final pre-conversion tapes, provide information on any data processing system changes or additions;

(v)           as part of the data processing conversion, pay off all accrued interest on checking and money market accounts (but not CD’s or passbooks), send statements on all accounts as required by Regulation DD, and book all savings account no-book items; and

(vi)           by 10:00 a.m. on the first business day after the Closing Date, provide two sets of final data processing conversion file packages.

Except with respect to item (v) above, Buyer agrees to reimburse Seller all out of pocket expenses incurred by Seller in connection with Seller's performance of its obligations pursuant to this Section 7.08(b).

(c)           The parties agree to send promptly to the other parties hereto, at the receiving party’s expense, any payments, documents or instruments a party receives after the Closing which belongs to another party.

Section 7.09 Payment of Checks.  From and after the Closing Date, Buyer agrees to pay, to the extent of sufficient available funds on deposit, all properly drawn checks, drafts, and negotiable orders of withdrawal timely presented to it by mail, over its counters, or through clearings if such items are drawn by depositors whose Deposits or accounts on which such items are drawn are Deposits, whether drawn on the check or draft forms provided by Seller, for at least 120 days after the Closing Date, or on those provided by Buyer. In addition, Buyer shall, in all other respects, discharge the duties, liabilities and obligations with respect to the Deposits to the extent such duties, liabilities or obligations occur following the Closing.

Section 7.10 Close of Business on Closing Date.  On the Closing Date, Seller shall close the Branch Office for business not later than 3:00 p.m., whereupon representatives of Buyer shall have access to the Branch Office, under the supervision of representatives of Seller, to verify Seller’s provision to Buyer of the documents, files and records relating to the Branch Office, including the Records.

Section 7.11 Confidentiality of Records.  Buyer and its authorized agents and representatives shall receive and treat all Records, documents and information obtained pursuant to any provision of this Agreement as confidential, until the transactions contemplated by this Agreement have been consummated, and if not consummated, shall thereafter continue to maintain such confidentiality and not use such information for any purpose whatsoever, and shall, upon the request of Seller, return to Seller all originals and copies of such documents or other materials containing such information or Records. Until the Closing Date, Buyer shall use all such information only for purposes of effectuating the Transactions.

Section 7.12 Solicitation of Customers.  For one year following the Closing Date, Seller will not, directly or indirectly, and will not permit any of its officers, directors or affiliates on behalf of Seller to, solicit customers whose Deposits are assumed pursuant to this Agreement for any banking business, including, without limitation, deposit taking activities; provided, however, that Seller shall not be restricted or prohibited from engaging in or using general mass mailings, telemarketing programs, newspaper, radio, television or print advertisements that are directed to the general public, the internet, the Seller's website, electronic advertisements or communications that are directed to the general public or to persons who remain customers of Seller following the Closing.

Section 7.13 Installation/Conversion of Signage/Equipment.  Prior to Closing, at times mutually agreeable to Buyer and Seller, Buyer may, at Buyer’s sole expense, install teller equipment, platform equipment, security equipment, computers, and signage at the Branch Office, and Seller shall cooperate with Buyer in connection with such installation; provided, however, that (i) such installation shall not interfere with the normal business activities and operation of the Branch Office; (ii) no such signage shall be installed at the Branch Office more than 5 Business Days before the Closing Date; and (iii) Buyer’s name as appearing on any such signage shall be covered by an opaque covering material until after the close of business on the Closing Date.  Within 24 hours after the close of business on the Closing Date, Buyer, at its expense, shall substitute its name and logo for the name and logo of Seller on all signs at the Branch Office.  Seller agrees, at its expense, to remove from the Branch Office within 5 days after the Closing Date any such signs which carry the name or logo of Seller or any of its affiliates.  Buyer agrees to replace promptly all written, printed and electronic materials bearing Seller's or any of its affiliate's name and/or logo used at the Branch Office with written, printed or electronic materials bearing Buyer's name and/or logo, including, without limitation, Deposit account forms, stationery, marketing, advertising and other materials or brochures.  All such materials so replaced shall be removed by Seller, at its expense, from the Branch Office as promptly as practicable after the Closing Date.

Section 7.14 Seller Activities After Closing.  Seller shall pay when due all of their respective obligations with respect to the Excluded Liabilities.

Section 7.15 Maintenance of Records by Buyer.  The Buyer agrees that it shall maintain, preserve and safely keep, for a period of six years, all of the Records for the benefit of itself and the Seller, and that it shall permit the Seller or its representatives, at any reasonable time and at the expense of the Seller, to inspect, make extracts from or copies of any such Records as such parties shall deem reasonably necessary.

ARTICLE VIII
EMPLOYEES

Section 8.01 Employees.

(a)           Buyer shall offer substantially similar salaries, duties and benefits as are available to similarly situated employees of Buyer, to those employees of Seller who Buyer elects to hire and who satisfy Buyer’s customary employment requirements, including pre-employment interviews, investigations and employment conditions, uniformly applied by Buyer and Buyer’s employment needs. Buyer and Seller will establish a mutually acceptable process for the orderly interviewing of employees for employment by Buyer; Seller will give Buyer a reasonable opportunity to interview the employees.

(b)           Seller shall give notices to Seller's employees as are required for it to comply with the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") or any applicable state law with respect to continuation of healthcare coverage. To the extent that Seller maintains a group health plan after Closing which allows it to provide health continuation coverage and taking all other actions required of it by COBRA, with respect to all individuals who are, immediately before the Closing Date, or who become, upon or after the Closing Date, qualified beneficiaries because of their status as current or former employees of Seller or their relationship to current or former employees of Seller (collectively, the “COBRA Employees”); then Seller shall be responsible for providing health continuation coverage and performing any related responsibilities to the COBRA Employees. Further Seller shall provide such other continuation and/or conversion notices to the employees as are required under federal or state law relative to the benefits which they enjoyed prior to the Closing Date.

(c)           Before Closing, with Seller’s prior consent (which consent shall not be unreasonably withheld), Buyer may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who accept an offer of employment from Buyer; provided, however, that such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of Seller.

(d)           This Section 8.01 shall not confer any rights or benefits on any person other than Buyer and Seller, or their respective successors and assigns, either as a third party beneficiary or otherwise.

(e)           Buyer agrees that those employees of Seller who become employees of Buyer on the Closing Date (“Former Seller Employees”), while they remain employees of Buyer after the Closing Date will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Buyer to similarly situated employees of Buyer except as otherwise provided herein. Unused vacation pay which has been accrued as of the Closing Date by any Former Seller Employees shall be paid to such employees by Seller on or before the Closing Date if required by Seller’s policies or applicable law. Except as hereinafter provided, at the Closing Date, Buyer will amend or cause to be amended each employee benefit and welfare plan of Buyer in which Former Seller Employees are eligible to participate, to the extent necessary and allowable under applicable law, so that as of the Closing Date:

(i)           such plans take into account for purposes of eligibility, participation, vesting, and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plan), the service of such employees with Seller as if such service were with Buyer;

(ii)           Former Seller Employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of Buyer in which they are eligible to participate and may commence participation in such plans on the Closing Date;

(iii)           for purposes of determining the entitlement of Former Seller Employees to sick leave and vacation pay following the Closing Date, the service of such employees with Seller shall be treated as if such service were with Buyer; and

(iv)           Former Seller Employees are first eligible to participate and will commence participation in the River Valley Financial Bank 401(k) Savings Plan, the River Valley Bancorp Employee Stock Ownership Plan, and River Valley Financial Bank’s Pentegra Group defined benefit pension plan on the first entry date coinciding with or following the Closing Date.

Section 8.02 Employment Contracts and Employee Benefit Plans.  Buyer is not assuming, nor shall it have responsibility for the continuation of, any liabilities under or in connection with:

(a)           any employment or consulting contract, collective bargaining agreement, supplemental employee retirement plan, plan or arrangement providing for insurance coverage or for deferred compensation, bonuses, stock options, or other forms of incentive compensation or post-retirement compensation or benefits, written or implied, which is entered into or maintained, as the case may be, by Seller; or

(b)           any employee benefit plan as maintained, administered, or contributed to by Seller or any of its Affiliates and covering any employees.

Section 8.03 Employee Documents.  Within 15 Business Days of the date of this Agreement, Seller shall provide Buyer with access to employees at the Branch Office and Buyer will be delivered copies of such employee’s personnel files including, but not limited to, copies of each written employment agreement and a written description of the terms of oral employment agreements for such employee, if any, but excluding any medical or health related information not disclosable without the consent of such employees.

ARTICLE IX
CONDITIONS TO CLOSING

Section 9.01 Conditions to the Obligations of Seller  Unless waived in writing by Seller, the obligations of Seller to consummate the Transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           Performance. Each of the acts and undertakings and covenants of Buyer to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)           Representations and Warranties. The representations and warranties of Buyer contained in Article VI of this Agreement shall be true, correct and complete, in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

(c)           Documents. Seller shall have received the following documents from Buyer:

(1)           An executed copy of the Assignment and Assumption Agreement substantially in the form of Exhibit 2.02(a) hereto.

(2)           Resolutions of Buyer’s Board of Directors, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the Transactions.

(3)           A certificate of the Secretary or Assistant Secretary of Buyer as to the incumbency and signatures of officers.

(4)           A certificate signed by a duly authorized officer of Buyer stating that the conditions set forth in Section 9.01(a) and Section 9.01(b) of this Agreement have been fulfilled.

(5)           An executed copy of the Retirement Account Transfer Agreement attached hereto as Exhibit 3.07.

(6)           Such other instruments and documents as counsel for Seller may reasonably require as necessary or desirable for transferring to Buyer the obligation to pay the Deposit liabilities and otherwise perform Seller’s obligations that are being transferred to Buyer pursuant to this Agreement, all in form and substance reasonably satisfactory to counsel for Seller.

(d)           Purchase Price. Seller shall have received the Purchase Price in immediately available funds, if Seller is entitled to a cash payment at the Closing.

Section 9.02 Conditions to the Obligations of Buyer.  Unless waived in writing by Buyer, the obligations of Buyer to consummate the Transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)           Performance. Each of the acts and undertakings and covenants of Seller to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)           Representations and Warranties. The representations and warranties of Seller contained in Article V of this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date (unless they speak to an earlier date) with the same effect as though made on and as of the Closing Date, except to the extent that inaccuracies in those representations and warranties do not relate to the Assets or the Liabilities (other than the Deposits).

(c)           Documents. Buyer shall have received the following documents from Seller:

(1)           A duly executed recordable Corporate Warranty Deed conveying title to the Real Estate and a Vendor’s Affidavit to be transferred hereunder in the form of Exhibits 3.01(a) and (b) hereto, and an updated title report with respect to the Real Estate.

(2)           An executed Assignment and Assumption Agreement in the form of Exhibit 2.02(a) hereto.

(3)           An executed Bill of Sale and Assignment in the form of Exhibit 3.02(a) hereto.

(4)           Resolutions of Seller’s Board of Directors, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the Transactions.

(5)           A certificate from the Secretary or Assistant Secretary of Seller as to the incumbency and signatures of officers.

(6)           A certificate signed by a duly authorized officer of Seller stating that the conditions set forth in Section 9.02(a) and Section 9.02(b) of this Agreement have been satisfied.

(7)           A final customer list as set forth in Section 12.06(a) of this Agreement.

(8)           An affidavit of non-foreign status as required by Section 1445 of the Internal Revenue Code of 1986, as amended.

(9)           The holds and stop payment information described in Section 12.01 of this Agreement.

(10)          An executed copy of the Retirement Account Transfer Agreement attached hereto as Exhibit 3.07.

(11)          All third party consents required for the Seller to consummate the Transactions.

(12)          The Records.

(13)          Such other documents or instruments as counsel for Buyer may reasonably require as necessary or desirable for transferring, assigning and conveying to Buyer the Contracts and the Deposits and good, marketable, and (with respect to the Real Estate) insurable title to the Assets to be transferred to Buyer pursuant to this Agreement, all in form and substance reasonably satisfactory to counsel for Buyer.

(d)           Physical Delivery. Seller shall also deliver to Buyer the Assets purchased hereunder which are capable of physical delivery.

(e)           Purchase Price. Buyer shall have received any cash payment to which it is entitled at the Closing under Section 2.01(c) of this Agreement.

(f)           Conversion. Buyer and Seller shall have completed all steps required to permit the conversion of Seller’s Deposits to Buyer’s data processing system.

Section 9.03 Condition to the Obligations of Seller and Buyer.

(a)           Regulatory Approvals. All required licenses, approvals, and consents of any relevant federal, state, or other regulatory agency shall have been obtained without any non-standard conditions or other non-standard requirements reasonably deemed unduly burdensome by either Seller or Buyer.

(b)           Absence of Proceedings and Litigation. No order shall have been entered and remain in force at the Closing Date restraining or prohibiting any of the Transactions in any legal, administrative or other proceeding, no action or proceeding shall have been instituted or threatened on or before the Closing Date seeking to restrain or prohibit the Transactions contemplated by this Agreement.

ARTICLE X
INDEMNIFICATION

Section 10.01 Indemnification by Seller.

(a)           From and after the Closing Date, Seller shall indemnify, hold harmless, and (at the option of Buyer) defend Buyer from and against any and all actual liabilities, claims, losses, penalties, fines, forfeitures, legal fees and related costs and judgments (“Losses”), arising out of (1) any failure of Seller to observe or perform any of its covenants or obligations under this Agreement, (2) the inaccuracy of any representation or warranty set forth in Article V hereof (subject to Section 13.15 hereof as to the survival of such representations and warranties), or (3) any claim by a third party that Buyer is responsible for any Excluded Liabilities.

(b)           The obligations of Seller under Section 10.01(a) shall be contingent upon Buyer giving Seller written notice (i) of receipt by Buyer of any process and/or pleading in or relating to any actions, suits, or proceedings of the kinds described in Section 10.01(a), including copies thereof, and (ii) of the assertion of any claim or demand of the kind described in Section 10.01(a), including, to the extent known to Buyer, the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. The failure to give such notice within a reasonable time shall not void Buyer’s right to indemnification from Seller unless the delay shall have materially prejudiced Seller's right to defend. Seller shall have the right, at its expense, to take over Buyer’s defense in such actions, suits, or proceedings through counsel selected by Seller, to compromise and/or settle the same (on a basis acceptable to Buyer) and to prosecute any available appeals or reviews of any adverse judgment or ruling that may be entered therein, and Buyer agrees to cooperate with Seller in the defense and/or prosecution of claims regarding these matters. If Seller shall fail or refuse to assume the defense of any such matter, Buyer shall be entitled to defend, compromise and/or settle the same (in its sole discretion), and Seller shall be obligated to indemnify Buyer for all Losses incurred in connection therewith.

Section 10.02 Indemnification by Buyer.

(a)           From and after the Closing Date, Buyer shall indemnify, hold harmless, and defend Seller from and against all Losses arising out of (1) any failure of Buyer to observe or perform any of its covenants or obligations under this Agreement, (2) the inaccuracy of any representation or warranty set forth in Article VI hereof (subject to Section 13.15 hereof as to the survival of such representations and warranties) or (2) any claims by a third party that Seller is responsible for any of the Liabilities.

(b)           The obligations of Buyer under Section 10.02(a) shall be contingent upon Seller giving Buyer written notice (i) of receipt by Seller of any process and/or pleading in or relating to any actions, suits, or proceedings of the kinds described in Section 10.02(a), including copies thereof, and (ii) of the assertion of any claim or demand of the kind described in Section 10.02(a), including to the extent known to Seller the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. The failure to give such notice within a reasonable time shall not void Seller's right to indemnification from Buyer unless the delay shall have materially prejudiced Buyer’s right to defend. Buyer shall have the right, at its expense, to take over Seller's defense in such actions, suits, or proceedings through counsel selected by Buyer, to compromise and/or settle the same (on a basis reasonably acceptable to Seller) and to prosecute any available appeals or reviews of any adverse judgment or ruling that may be entered therein, and Seller agrees to cooperate with Buyer in the defense and/or prosecution of claims regarding these matters. If Buyer shall fail or refuse to assume the defense of any such matter, Seller shall be entitled to defend, compromise and/or settle the same (in its sole discretion), and Buyer shall be obligated to indemnify Seller for all Losses incurred in connection therewith.

Section 10.03 Limitation on Losses; Deductible.  Notwithstanding any other provisions of this Agreement, except in the case of actual fraud by Buyer or Seller:

(a)           any claim for indemnification hereunder, other than a claim arising out of a breach of a covenant to be performed after the Closing, must be asserted, if at all, during the period commencing on the Closing Date and ending eighteen (18) months following the Closing Date (except that this limitation on the claims period shall not apply to the representations and warranties set forth in Section 5.09);

(b)           no party shall make any claim for indemnification of Losses that are less than $10,000 (the “Threshold Amount”); provided, that if the aggregate of all claims for Losses by a party equals or exceeds the Threshold Amount, then such party shall be entitled to recover for Losses only to the extent such Losses exceed the Threshold Amount; and

(c)           the aggregate maximum amount of all Losses that may be claimed for indemnification by a party with respect to the failure of the other party’s representations or warranties contained in this Agreement to be true and correct, or the failure of the other party’s covenants or obligations required to be observed or performed under this Agreement, shall not exceed $2,000,000 (except that this limitation on damages shall not apply to the representations or warranties set forth in Section 5.01, Section 5.02(ii), the first sentence of Section 5.04, Section 5.07, or Section 5.09);

provided, however, that the foregoing limitations shall not apply to Buyer’s obligations with respect to the Liabilities or to Seller’s obligations with respect to the Excluded Liabilities.

ARTICLE XI
TERMINATION

Section 11.01 Termination.  This Agreement shall terminate and be of no further force or effect as between the parties, except as to liability for breach of any duty or obligation arising prior to the date of termination, upon the occurrence of any of the following conditions:

(a)           The expiration of 10 Business Days after any Governmental Authority shall have denied or refused to grant the approvals or consents required to be obtained pursuant to this Agreement, unless within said 10 Business Day period Buyer and Seller agree to submit or resubmit an application to, or appeal the decision of, the regulatory authority which denied or refused to grant approval thereof;

(b)           The expiration of 20 Business Days from the date that either party has given notice to the other party of such other party’s material breach or misrepresentation of any obligation, warranty, representation, or covenant in this Agreement; provided, however, that no such termination shall take effect if within said 20 Business Day period the party so notified shall have fully and completely corrected the grounds for termination as specified in such notice; provided further, however, that no such termination shall take effect if within 30 Business Days of the failure by the notified party to make such correction within said 30 day period, the notifying party delivers to the notified party a written election not to terminate this Agreement notwithstanding such breach or misrepresentation, and any such election to proceed shall not waive such party’s right to seek damages or other equitable relief;

(c)           The failure to consummate the transactions provided for in this Agreement by December 31, 2010, unless the date is extended by the mutual written agreement of the parties;

(d)           The mutual written consent of the parties to terminate;

(e)           By Seller, if any of the conditions set forth in Section 9.01 or Section 9.03 hereof have not been satisfied by December 31, 2010 (or such earlier time as it becomes apparent that such condition will not be met), unless the relevant condition shall have failed to occur as a result of any material act or omission by Seller;

(f)           By Buyer, if any of the conditions set forth in Section 9.02 or Section 9.03 hereof have not been satisfied by December 31, 2010 (or such earlier time as it becomes apparent that such condition will not be met), unless the relevant condition shall have failed to occur as a result of any material act or omission by Buyer;

Section 11.02 Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to this Article XI, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Section 7.11, and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

ARTICLE XII
OTHER AGREEMENTS

Section 12.01 Holds and Stop Payment Orders.  Holds and stop payment orders that have been placed by Seller on particular accounts or on individual checks, drafts or other instruments before the Closing Date will be continued by Buyer under the same terms after the Closing Date. Seller will deliver to Buyer at the Closing a complete schedule of such holds and stop payment orders and documentation relating to the placing thereof

Section 12.02 ACH Items and Recurring Debits.  Seller will transfer all ACH arrangements to Buyer as soon as possible after the Closing Date. At least 15 Business Days prior to the Closing Date, Seller will deliver to Buyer (i) a listing of account numbers for all accounts being assumed by Buyer subject to ACH Items and Recurring Debit arrangements, and (ii) all other records and information necessary for Buyer to administer such arrangements. Buyer shall continue such ACH arrangements and such Recurring Debit arrangements as are originated and administered by third parties and for which Buyer need act only as processor; Buyer shall also continue Recurring Debit arrangements that were originated or administered by Seller.

Section 12.03  Withholding.  Seller shall deliver to Buyer (i) within 3 Business Days after the Closing Date a list of all “B” (TINs do not match) and “C” (under reporting/IRS imposed withholding) notices from the IRS imposing withholding restrictions, and (ii) for a period of 120 days after the Closing Date, all notices received by Seller from the IRS releasing withholding restrictions on Deposit accounts transferred to Buyer pursuant to this Agreement. Any amounts required by any governmental agency to be withheld from any of the Deposits (the “Withholding Obligations”) will be handled in the following manner:

(a)           Any Withholding Obligations required to be remitted to the appropriate governmental agency prior to the Closing Date will be withheld and remitted by Seller, and any other sums withheld by Seller pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by Seller to the appropriate governmental agency on or prior to the time they are due.

(b)           Any Withholding Obligations required to be remitted to the appropriate governmental agency on or after the Closing Date with respect to Withholding

Obligations after the Closing Date and not withheld by Seller as set forth in Section 12.03(a) above will be remitted by Buyer.

(c)           Any penalties described on “B” notices from the IRS or any similar penalties that relate to Deposit accounts opened by Seller prior to the Closing Date will be paid by Seller promptly upon receipt of the notice providing such penalty assessment resulted from Seller’s acts, policies or omissions.

Section 12.04 Retirement Accounts.  Seller will provide Buyer with the proper trust documents and all related information for any Retirement Accounts assumed by Buyer under Section 2.02 of this Agreement. Buyer shall be responsible for all federal and state income tax reporting of Retirement Accounts for 2010. Seller agrees to cooperate with Buyer to permit Buyer to retain Seller’s current reporting service provider (and assume any such contract) (if Buyer elects to do so) and to assist Buyer in the preparation of any such reports or background materials needed for the preparation of any such reports.

Section 12.05 Interest Reporting.  Buyer shall report for 2010 all interest credited to, interest withheld from, and early withdrawal penalties charged to the Deposits which are assumed by Buyer under this Agreement. Seller agrees to cooperate with Buyer to permit Buyer to retain Seller’s current reporting service provider (and assume any such contract) (if Buyer elects to do so) and to assist Buyer in the preparation of any such reports or background materials needed for the preparation of any such reports. Said reports shall be made to the holders of these accounts and to the applicable federal and state regulatory agencies.

Section 12.06 Notices to Depositors. Seller shall provide Buyer an intermediate customer list of the Deposit accounts to be assumed by Buyer pursuant to this Agreement, together with a tape thereof, as of month-end prior to the scheduled Seller mailing referred to in Section 12.06(a) below. Seller shall provide Buyer a final customer list of the Deposits transferred as of the Closing Date pursuant to this Agreement with the data processing tapes.

(a)           After receipt of all regulatory approvals and, with the concurrence of the DFI and the OTS, at least five Business Days before the Closing Date but only after the waiver or satisfaction of all conditions to Closing (other than deliveries), Seller shall mail notification to the holders of the Deposits to be assumed that, subject to closing requirements, Buyer will be assuming the liability for the Deposits; provided however, such notice shall be given to the holders of IRAs at least 30 days prior to the Closing Date. The notification(s) will be based on the list referred to in the first paragraph of Section 12.06 above and a listing maintained at the Branch Office of the new accounts opened since the date of said list. Seller shall provide Buyer with the documentation of said listing up to the date of Seller’s mailing. Buyer shall send notification(s) to the same holders either together with Seller’s mailing, (in which case Buyer and Seller shall equally share the costs of such mailing and Buyer shall not delay the timing of such mailing), or within 3 days after Seller’s notification setting out the details of its administration of the assumed accounts. Each party shall obtain the approval of the other on its notification letter(s). Except as otherwise provided herein, each party will be responsible for the cost of its own mailing.

(b)           At least 5 Business Days before the Closing Date, Seller will prominently and continuously display a sign in the Branch Office stating that they will be closed at 3:00 p.m. on the Closing Date.

Section 12.07 Card Processing and Overdraft Coverage.

(a)           Seller will provide Buyer with a list of ATM card holders and a magnetic tape no later than 30 days prior to the Closing Date; provided, however, Buyer shall not use such list to contact the card holders prior to 5 Business Days before the Closing Date.

(b)           All customers at the Branch Office with overdraft coverage shall be provided similar overdraft coverage, if available, by Buyer after the Closing.

Section 12.08 Taxpayer Information.  Seller shall deliver to Buyer within 3 Business Days after the Closing Date: (i) TINs (or record of appropriate exemption) for all holders of Deposit accounts acquired by Buyer pursuant to this Agreement; and (ii) all other information in Seller’s possession or reasonably available to Seller required by applicable law to be provided to the IRS with respect to the Assets and Deposit accounts transferred pursuant to this Agreement and the holders thereof, except for such information which Seller will report on pursuant to Section 12.03 and Section 12.05 of this Agreement (collectively, the “Taxpayer Information”). Seller hereby certifies that such information, when delivered, shall accurately reflect the information provided by Seller’s customers.

ARTICLE XIII
GENERAL PROVISIONS

Section 13.01 Attorneys’ Fees.  Except as provided below, each party shall bear the cost of its own attorneys’ fees incurred in connection with the preparation of this Agreement and consummation of the Transactions. Notwithstanding the foregoing, in any action between the parties seeking enforcement of any of the terms and provisions of this Agreement or in connection with any of the property described herein, the prevailing party in such action shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and reasonable attorneys’ fees and expenses as determined by the court.

Section 13.02 No Third Party Beneficiaries.  This Agreement is not intended nor should it be construed to create any express or implied rights in any third parties.

Section 13.03 Notices.  All notices, requests, demands, and other communication given or required to be given under this Agreement shall be in writing, duly addressed to the parties as follows or at such other address, telephone or facsimile number as either party may later specify by such written notice:

To Seller:	The New Washington State Bank
402 E. Main Street
New Washington, IN 47162
Telephone: (812) 256-7100
Facsimile: (812) 256-7114

With a copy to:	R. James Straus
Frost Brown Todd LLC
400 West Market Street, 32nd Floor
Louisville, KY 40202
Telephone: (502) 589-5400
Facsimile: (502) 581-1087

To Buyer:	River Valley Financial Bank
430 Clifty Drive
Madison, IN 47250
Telephone: (812) 273-4949
Facsimile: (812) 273-2883

With copy to:	Claudia V. Swhier, Esq.
Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, IN 46204-3535
Telephone: (317) 231-7231
Facsimile: (317) 231-7433

Any such notice sent by registered or certified mail, return receipt requested, shall be deemed to have been duly given and received 48 hours after the same is so addressed and mailed with postage prepaid. Notice sent by any other manner shall be effective only upon actual receipt thereof.

Section 13.04 Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party, and any attempted assignment in violation of this section is void.

Section 13.05 Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective heirs, successors or representatives.

Section 13.06 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana.

Section 13.07 Entire Agreement.  This Agreement, together with the Schedules and Exhibits hereto, contains all of the agreements of the parties to it with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest and expressly stating that it is an amendment of this Agreement.

Section 13.08 Headings.  The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

Section 13.09 Severability.  If any paragraph, section, sentence, clause, or phrase contained in this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining paragraphs, sections, sentences, clauses, or phrases contained in this Agreement shall not be affected thereby.

Section 13.10 Waiver.  The waiver of any breach of any provision under this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

Section 13.11 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

Section 13.12 Force Majeure.  No party shall be deemed to have breached this Agreement solely by reason of delay or failure in performance resulting from a natural disaster or other act of God. The parties agree to cooperate in an attempt to overcome such a natural disaster or other act of God and consummate the transactions contemplated by this Agreement, but if either party reasonably believes that its interests would be materially and adversely affected by proceeding, such party shall be excused from any further performance of its obligations and undertakings under this Agreement.

Section 13.13 Schedules.  All information set forth in the Exhibits and Schedules hereto shall be deemed a representation and warranty of Seller as to the accuracy and completeness of such information in all material respects.

Section 13.14 Knowledge.  Whenever any statement in this Agreement or in any list, certificate or other document delivered to any party pursuant to this Agreement is made “to the knowledge” or “to the best knowledge” of any party, such knowledge shall mean facts and other information that an officer of such party knows or reasonably should know.

Section 13.15 Survival.  All of the representations and warranties and the covenants and obligations of the parties set forth herein that are to be performed after the Closing Date (including the indemnification provisions of Article X), shall survive the Closing Date subject to the limitations set forth in Section 10.03(a) hereof.

Section 13.16 Transfer Charges and Assessments.  All transfer, assignment, sales, conveyancing and recording charges, assessments and taxes applicable to the sale and transfer of the Assets shall be paid and borne by the Buyer.

Section 13.17 Breaches of Agreements with Third Parties.  If the assignment of any material claim, contract, license, lease, or commitment (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Buyer or Seller thereunder, then such assignment is hereby made subject to such consent or approval being obtained.

Section 13.18 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any covenants in this Agreement were not performed in accordance with their specific terms or otherwise were materially breached. It is accordingly agreed that, without the necessity of proving actual damages or posting bond or other security, the parties shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of the terms and provisions in addition to any other remedy to which they may be entitled, at law or in equity.

The parties hereto have duly authorized and executed this Agreement as of the date first above written.

The New Washington State Bank

By:	/s/ Patrick J. Glotzbach
Name:	Patrick J. Glotzbach
Title:	President and Chief Executive Officer

River Valley Financial Bank

By:	/s/ Matthew P. Forrester
Name:	Matthew P. Forrester
Title:	President and Chief Executive Officer